Exhibit 10.7

LUXURBAN HOTELS INC.

FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between LuxUrban Hotels Inc., a Delaware corporation (the “Company”), and Shanoop Kothari (the “Executive”), effective as of November 8, 2023 (the “Effective Date”).

WHEREAS, the Company and the Executive entered into that certain Executive Employment Agreement, dated as of August 7, 2023 and effective as of October 1, 2023 (the “Original Agreement”); and

WHEREAS, pursuant to the Compensation Committee Charter, the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) has the responsibility and authority to review and approve the compensation of the Company’s executive officers; and

WHEREAS, at a meeting duly called and held on October 31, 2023, the Board appointed the Executive as the Co-Chief Executive Officer of the Company; and

WHEREAS, Section 3(c) of the Original Agreement provides the Committee the discretion to determine annual equity awards to the Executive; and

WHEREAS, pursuant to the foregoing authority, the Committee has determined that it is appropriate to award the Executive from time to time Restricted Stock Units (“RSUs”), subject to the terms and conditions set forth in the applicable incentive plan or award agreement.

NOW, THEREFORE, BE IT RESOLVED, that Section 3(c) of the Original Agreement is amended and restated as follows:

Annual Equity Awards. Unless otherwise determined by the Committee or the Board, the Company shall grant to the Executive, on an annual basis, an annual equity award with a grant date fair value approximately equal to 300% of the Executive’s Base Salary, subject to the terms and conditions set forth in the applicable incentive plan or award agreement(s) (e.g., vesting, acceleration, restrictive covenants, and other market-based terms for this role.). Such equity awards may be in the form of stock options, restricted stock units, or any Other Stock-Based Awards (as defined in the Company’s 2022 Long-Term Incentive Plan) and shall have a four- year time-based vesting schedule, subject to full accelerated vesting upon the earlier of: (i) a termination of the Executive’s employment with the Company by the Company without Cause (defined below), (ii) a termination of the Executive’s employment with the Company by the Executive for Good Reason (defined below), and (iii) a Change-in-Control (as defined in the Company’s equity plan).

Except as expressly amended by this Agreement, the Original Agreement is in all respects ratified and confirmed and all of the terms and conditions and provisions of the Original Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the Effective Date.

EXECUTIVE:		LUXURBAN HOTELS INC.
The “Company”

Signature:	/s/ Shanoop Kothari	By:	/s/ Brian L. Ferdinand

Print Name:	Shanoop Kothari	Its:	Chairman and Co-Chief Executive Officer

Date:	November 8, 2023	Date:	November 8, 2023